FOR IMMEDIATE RELEASE
November 5, 2007

                            Northfield Bancorp, Inc.
          Announces Expected Completion Date of Minority Stock Offering

Staten Island, New York, November 5, 2007 - Northfield Bancorp, Inc., the proposed holding company for Northfield Bank, announced today that it expects to close its minority stock offering on Wednesday, November 7, 2007.

Shares of Northfield Bancorp, Inc. are expected to begin trading on Thursday, November 8, 2007, on the NASDAQ Global Select Market under the symbol "NFBK", CUSIP 66611L 10 5.

John W. Alexander, Chairman, President and CEO of Northfield Bancorp, Inc. and Northfield Bank, said, "We are proud to be able to offer ownership of our company to many of our long-time depositors and employees who have made Northfield Bank a success. We appreciate their support and commitment."

The stock offering will close at the adjusted maximum of the offering range. Upon closing, Northfield Bancorp, MHC, will hold 24,641,684 shares of common stock, or 55.0% of the outstanding common stock, and 19,265,316 shares, or 43.0% of the outstanding common stock, will be issued to subscribers in the offering (including tax-qualified employee benefit plans). Northfield Bancorp, Inc. will also contribute $3.0 million in cash and 896,061 shares of common stock (2.0% of the outstanding shares) to the Northfield Bank Foundation.

The offering was oversubscribed by eligible account holders of Northfield Bank, i.e., depositors having eligible accounts as of March 31, 2006. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and set forth in Northfield Bancorp, Inc.'s plan of stock issuance. Supplemental eligible account holders as of June 30, 2007, other depositors of Northfield Bank, and other individuals who placed orders in the Community Offering will not have their orders filled. Based upon the level of subscription, a qualifying deposit balance of approximately $178,000, as of March 31, 2006, was required for an order of 25,000 shares to be completed in full.

If you are an eligible account holder, i.e., a depositor having an eligible account as of March 31, 2006, and would like to confirm your allocation, please contact the Stock Information Center at (718) 448-1000, extension 751, or (908) 497-9944, which will be open from 9:30 a.m. to 6:00 p.m., Eastern Time on Tuesday, November 6, 2007 and Wednesday, November 7, 2007 for this purpose. Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

Sandler O'Neill & Partners, L.P. acted as financial advisor to Northfield Bancorp, Inc. in connection with the offering and managed the subscription offering. Luse Gorman Pomerenk & Schick, P.C. acted as special counsel to Northfield Bancorp, Inc. FinPro, Inc. served as appraiser.

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